Exhibit 4.33

(English Translation)

Insurance Cooperation Framework Agreement

Party A: Chang An Property and Liability Insurance Ltd.

Legal Representative: YAN Bo

Address: Changbao Building, 1 Anhua Beili, Dongcheng District, Beijing

Telephone: 010-51336688

Party B: Hexin E-Commerce Co., Ltd.

Legal Representative: AN Xiaobo

Address: C-13F, Shimao Tower, 92A Jianguo Road, Chaoyang District, Beijing

Telephone: 010-53579041

After consultations, Chang An Property and Liability Insurance Ltd. (“Party A”) and Hexin E-Commerce Co., Ltd.  (“Party B”) hereby reach agreement as follows on the principle of friendly cooperation with a view to promoting the comprehensive development of both parties and achieving a win-win goal for the parties.

Article 1    Relationship Among the Parties Concerned

For purposes of this Agreement,

Party A, including Party A and its subsidiaries, as the case may be, is an insurance company qualified to offer letter of credit insurance, short-term casualty insurance and property insurance products.

Party B is a brokerage firm engaged in the business of providing unsecured loan and car title loan matching services to borrowers seeking such loans and providing car title loan and unsecured loan-related risk control services to the corresponding lenders.

The term “borrower” refers to a person who seeks a loan against its/his/her own credit or motor vehicle by using Party B’s matching and risk management services.

The term “lender” refers to a natural person or legal person entity who extends a loan to a borrower via the platform operated by Party B.

Article 2    Cooperation Projects

On the principle of equality, voluntariness, mutual benefit and good faith and in accordance with applicable regulations of the competent insurance supervision authorities, Party A and Party B, after friendly consultations, hereby enter into the following agreement for the furthering of their cooperation in connection with guarantee insurance and other related types of insurance for mutual observance and will implement the same during the term of the corresponding cooperation agreement subject to the insurance products and premium rate terms offered by Party A.

Article 3    Rights and Obligations of the Parties

3.1                               Rights and Obligations of Party A

(1)                                 During the term of each insurance policy issued to any borrower, Party A shall provide loan repayment performance guarantee insurance and other insurance-related services to such borrower in relation to its/his/her borrowing from the corresponding lender in the form of unsecured loan or car title loan.  Party A shall review whether a borrower is eligible to be covered based on the materials provided by Party B, and shall after having determined that such borrower is eligible, enter the insurance application form of such borrower into its computer system and issue the insurance policy to such borrower.

Party A shall have the right to refuse to provide insurance coverage to any borrower where Party B fails to comply with the established operating procedures and risk control criteria.  In the event that any materials provided by Party B are untrue, including without limitation, the materials about any borrower are untrue or incomplete due to Party B’s failure to perform the loan risk control in accordance with the agreed risk control criteria, which has rendered Party A to have provided insurance coverage to such borrower, Party A shall have the right to claim economic loss from Party B arising therefrom.

(2)                                 Should any borrower default on any loan, Party B shall pay on behalf of such borrower the principal amount of such loan and the expected returns thereon payable by such borrower in accordance with this Agreement.  Where Party B fails to make such payment, and as a result Party A fails to pay the claimed compensation to an insured, Party A shall, after having fulfilled its obligation as an insurer, have the right to claim from Party B any and all of the losses incurred by Party A arising from such failure of Party B.

(3)                                 During the term of each insurance policy issued to any borrower, Party A shall review on a monthly basis the debt repayment ability of such borrower under Party B’s corresponding covered creditor’s right.  Party B shall cooperate with Party A in connection therewith, and work together with Party A to properly manage the post-lending matters and jointly take measures to mitigate or eliminate related risks.

(4)                                 In the event that any borrower defaults on any loan, Party B shall conduct collection against such borrower and issue a certificate of failure of collection efforts where such loan fails to be collected despite the collection efforts made by Party B.  With respect to any defaulted covered loan, Party A will determine based on the following evidence that Party B has conducted loan collection against the borrower of such loan but Party B’s collection efforts have failed: (i) evidence that such covered loan has remained outstanding beyond the term of repayment set forth in the loan agreement between such borrower and the corresponding lender, including without limitation, relevant documents evidencing that such borrower has defaulted on the payment of the principal amount of such loan or expected returns thereon, and letter(s) of demand or lawyer’s letter(s) issued by Party B to such borrower to urge such borrower to pay the amount(s) that have fallen overdue.

3.2                               Rights and Obligations of Party B

(1)                                 Party B shall provide unsecured loan and car title loan matching services to borrowers.

(2)                                 Party B shall recommend borrowers to Party A and shall be responsible for the truth and completeness of the personal information and application documents of the borrowers submitted to Party A for review.

(3)                                 In the event that any borrower so recommended by Party B has failed to repay or pay any amount as scheduled, Party B shall take actions in accordance with the provisions set forth in the “Means of Compensation” clause contained in the supplementary agreement.

(4)                                 Party B shall take out insurance and file claims on behalf of the policyholders and the insured under authorization of them.  For one insurance policy, only one invoice shall be issued, which shall be addressed to the policyholder.  Where any third party requests the issuance of any additional invoice for one and the same insurance policy, issues related to such request shall be handled by Party B through consultation with such third party, and Party A shall not be required to issue any additional invoice.  Party B shall indemnify Party A in full against any and all of the losses arising from any dispute resulting from multiple issuance of one invoice or issuance of multiple invoices for any one insurance policy.

(5)                                 Party B shall perform the risk management in relation to the cooperation contemplated hereunder, including without limitation, such pre-lending risk management measures as interviews, verification of the genuineness of relevant information and materials, and strict screening in accordance with the insurance underwriting criteria prior to the creation of a covered creditor’s right; such in-lending risk management measures as information verification and communication with clients; such post-lending risk management measures as issuance of scheduled repayment reminders, regular collection of overdue loans in accordance with the agreed process, and bringing actions before courts, in each case for the purpose of mitigating or eliminating risks.

(6)                                 Party B shall deposit with Party A a risk reserve and fill any shortfall in the risk reserve in a timely fashion. Party B shall provide Party A with all the requisite insurance application materials and any other credit inquiry information that is not included in the standard set of insurance application materials as requested by Party A and in light of the specific circumstances of the specific cooperation projects.

(7)                                 Party B shall provide Party A with access to the online platform related to the risk control materials of the relevant cooperation projects so as to facilitate Party A’s quick and accurate verification of the relevant information.

(8)                                 Whenever any amount outstanding from any borrower becomes overdue, Party B shall include such borrower into its applicable list of defaulting clients and provide such list to Party A, file a claim with Party A and sort out a complete set of materials necessary for claim settlement.

(9)                                 In publicizing any cooperation project between the parties to any of Party B’s business partners or the general public, Party B shall clarify that Party B will provide services in relation to only guarantee insurance and other insurance-related services for lending activities that Party A has agreed to cover.  Party B may not publicize any cooperation project that is not covered by Party A or not covered under the insurance liability assumed by Party A.  The contents of any publicity shall be submitted to Party A in writing for Party A’s review and consent in advance.  Party A shall reserve the right to provide to any credit reference institution or media the information related to any breach or act of bad faith of Party B, without any liability for any adverse effect caused thereby.

(10)                          Party B shall examine and exercise a strict control over the materials about its clients.  In the event that Party A is rendered to have provided insurance coverage to any client due to the falseness or incompleteness of any materials about such client (including any of those materials provided by Party B to Party A) as a result of Party B’s failure to strictly examine such materials, Party A shall be entitled to bring a claim against Party B for any and all of the losses and related expenses arising therefrom.

Party B shall indemnify Party A against any and all of the losses incurred by Party A arising from Party B’s breach of this Article 3, unless otherwise specified herein.

Article 4    Confidentiality

Each of Party A and Party B shall keep strictly confidential the trade secrets of either party hereto, and may not disclose to any third party the contents of this Agreement or any relevant business information without consent of the other party.  This article shall survive the expiration, suspension or termination of the cooperation contemplated hereunder.

Article 5    Anti-Corruption

It is prohibited to give, whether directly or indirectly, any thing of value to any governmental official or political candidate for purpose of obtaining any business opportunity.  Because Party B will be bound by FCPA from and after the effective date of this Agreement, any violation of FCPA does not only constitute a violation of the rules of Party B but also constitute a civil or criminal violation defined in FCPA.  No employee of either party may pay or authorize the payment of any illegal compensation to any governmental official of any country, whether directly or indirectly.  In addition, under applicable rules of Party B, it is strictly prohibited to pay any compensation to any governmental official for the purpose of obtaining improper advantages, including any nominal facilitating payment to any governmental official for the purpose of expediting or ensuring a routine governmental act.

Article 6    Miscellaneous

6.1                               This Agreement shall be executed in four counterparts, two for each party hereto.  Any matter not covered hereunder shall be set forth in supplementary agreements to be entered into by and between the parties hereto after the parties hereto reach agreement thereon through negotiations, which supplementary agreements shall have equal legal force and effect as this Agreement.

6.2                               Each party shall have the right to unilaterally terminate this Agreement and reserve the right to bring a claim against the other party for the legal and economic liability therefor where the other party takes any action in violation of any law or regulation of the People’s Republic of China or this Agreement.  In case of such violation, this Agreement shall automatically terminate as of the date on which such violation is confirmed and a notice of termination is given to the violating party.

6.3                               Without written consent of the other party, neither party hereto may disclose all or any of its rights or obligations hereunder to any third party.  Otherwise, the breaching party shall indemnify the other party against the economic losses incurred by the other party as a result thereof.

6.4                               Any dispute between the parties arising from or in connection with this Agreement shall be settled through amicable consultations between the parties.

6.5                               This Agreement shall take effect upon execution, and shall remain effective for a term of one year.  This Agreement shall be extended automatically for another term of one year unless either party indicates otherwise one month prior to the expiration of each current term until all the rights and obligations of both parties hereunder are fully fulfilled.

Party A: Chang An Property and Liability Insurance Ltd. (affixed with company seal)		Party B: Hexin E-Commerce Co., Ltd. (affixed with company seal)

Signed by:	/s/YAN Bo	Signed by:	/s/AN Xiaobo
Name: YAN Bo		Name: AN Xiaobo
Title: Legal or Authorized Representative		Title: Legal or Authorized Representative

Dated:	February 1, 2018	Dated:	February 1, 2018